Exhibit 2.13

Tripartite Agreement

Party A: China Unicom Co., Ltd. Chengdu Branch (“Party A”)

Party B: Chengdu Jingxun Communications Co., Ltd. (“Party B”)

Party C: Talkie Technology (Shenzhen) Co., Ltd. Chengdu Branch (“Party C”)

As long-term strategic partner of Party A, Party B has a permanent and profound cooperation relationship with Party A. For the consideration of strategic development, as the professional market expansion companies of communications industry, Party B decided to transfer all business cooperation agreements with Party A to Party C, after the friendly consultations, the Parties reached an agreement as follows:

I.	Content of The Agreement

1.	Party B shall transfer all business cooperation agreements entered into by and between Party A and Party B to Party C, such business cooperation agreements include mobile, data, Internet and other business agreements which are being executed or have expired but still in the commission period.

2.	As of the execution of this Agreement, Party C and its direct affiliates (subject to the record and confirmation of Party A) shall continue to perform with full authority the business cooperation agreements entered into by and between Party A and Party B, and is responsible for collecting business commission owed by Party A during the commission period of Party B and to pay business payment and other payment owed by Party B to Party A.

3.	The terms of breach of contract and termination under the business agreements entered into by and between Party A and Party B shall be continually binding upon Party A and Party B.

4.	The new business cooperation agreement shall be concluded through the friendly consultation, discussion and signing of Party A and Party C.

II.	Rights and Obligations of The Three Parties

1.	Rights and Obligations of Party A

(1)	After the execution of this Agreement, Party A shall continue to perform the business cooperation agreements entered into by and between Party A and Party B with Party C.

(2)	Party A shall pay the business commission, business reward and other payments caused by the cooperation with Party B which is unaccomplished or has been accomplished but still in the commission period to Party C.

(3)	Party A will not bear any economic loss of Party B and Party C caused by the business transfer.

2.	Rights and Obligations of Party B

(1)	After the execution of this Agreement, Party B guarantees that it will not recourse to Party A for any transferred business commission, business reward, business deposit and other payments which have been transferred to Party C.

(2)	After Party B transfers its business cooperation agreements with Party A to Party C, Party B guarantees that it will actively cooperate with Party A and Party C to ensure the successful performance of all business agreements.

(3)	After Party B transfers its business cooperation agreements with Party A to Party C, in the event that Party C damages Party A’s economic interests during the performance of those agreements, Party B shall bear joint liability.

(4)	Party B declares that, after its business rights and obligations with Party A are transferred to Party C, in the event that Party C causes any economic dispute with Party A, Party B shall bear no liability.

(5)	Party B guarantees that, during the term of the existing business agreements entered into by and between Party A and Party B, it will assist Party C to enter into new business cooperation agreements with Party A.

(6)	Party B has the obligation to maintain all the cooperation agreements related accounting record and operation record, and shall allow Party C to conduct inspection and audit.

3.	Rights and Obligations of Party C

(1)	Party C and its direct affiliates must guarantee that it has the business premises which are suitable for business development and the business cooperation qualification for its cooperation with Party B.

(2)	After Party B transfers its business rights and obligations with Party A to Party C, Party C and its direct affiliates guarantee that they will perform Party B’s cooperation business with Party A pursuant to such agreements, and bear the debt and cooperation obligations that have not been performed by Party B.

(3)	After the execution of this Agreement, the relationship between Party C and Party A is business cooperation. Any business activity conducted by Party C shall not constitute any representation of Party A. Party C shall bear the liability for its business activity.

(4)	Party C and its direct affiliates hereby confirm that all the existing business agreements entered into by and between Party A and Party B, the terms of breach of contract and termination of which shall be binding upon Party C.

(5)	Party C has the rights to inspect and audit the accounting record and operation record related to the cooperation agreements between Party A and Party B.

III.	Miscellaneous

1.	During the execution of this Agreement, in the event that the State or its Administrative Department causes any significant changes to market expansion or affects the feasibility of the terms of cooperation agreements, with Party A’s written proposal, this Agreement shall be terminated automatically.

2.	The Parties shall try to settle any dispute arising from this Agreement through friendly consultation. In case no settlement can be reached through the aforesaid consultation, each Party can submit such matter to the court of Party A’s location.

3.	For issues not stipulated in this Agreement, the Parties shall conclude supplemental agreements after consultation.

4.	All business cooperation agreements entered into by and between Party A and Party B which are related to this Tripartite Agreement shall be arranged and listed as the appendix hereof.

5.	The term of this Agreement is from December 19th, 2011 to the later date of the accomplished date or the expiry date of commission period under the existing business agreements entered into by and between Party A and Party B.

6.	This Agreement is made in six original copies; each Party holds two original copies.

Party A: China Unicom Co., Ltd. Chengdu Branch

By: Signed and Sealed

Date: February 23, 2012

Party B: Chengdu Jingxun Communications Co., Ltd.

By: Signed and Sealed

Date: February 23, 2012

Party C: Talkie Technology (Shenzhen) Co., Ltd. Chengdu Branch

By: Signed and Sealed

Date: February 23, 2012